Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS: Murray Campbell (229) 522-2822
Patrick Millsaps (229) 336-8831
GEORGIA COMPANY RAISES $67M IN EQUITY DRIVE TO BUILD FIRST 100 MILLION GALLON ETHANOL PLANT IN
THE SOUTH
$170M State of the Art Facility Will Help Reduce Dependence on Foreign Oil, Create Jobs and
Provide Additional Markets for Agricultural Products
CAMILLA, GA (August 30, 2006)- First United Ethanol LLC (“FUEL”) announced today that it has raised $67 Million in its equity drive and received a conditional commitment from Southwest Georgia Farm Credit to fund the first ethanol plant of its kind in Georgia. The facility will be located on 268 acres between the cities of Camilla and Pelham in Mitchell County, Georgia. Construction is expected to begin in October and production of ethanol is scheduled to begin in the spring of 2008. The state-of-the-art facility is expected to produce 100 million gallons a year of fuel-grade ethanol. The plant will be constructed by Fagen, Inc.—the Minnesota Company that has built approximately 70% of the ethanol plants in the country.
“This is a great day for Georgia,” said Murray Campbell, Chairman of the Board of FUEL. “This plant will help Georgia become a major part of an emerging biofuels industry and will provide an economic boost to Georgia’s agricultural community. We are humbled by the huge outpouring of support that we have seen for this project from our investors, Mitchell County officials, and the citizens of Southwest Georgia.”
“I am pleased to hear of First United Ethanol’s recent benchmark toward construction of their facility,” said U.S. Senator Saxby Chambliss, Chairman of the Senate Committee on Agriculture, Nutrition and Forestry. “There is no question Georgia’s agriculture community has a role to play in meeting our future energy needs through production right here at home. I commend our folks in Southwest Georgia for their vision and pioneering spirit and look forward to hearing of their continued progress.”
U.S. Senator Johnny Isakson, R-Ga., said “I commend FUEL for its innovation in seeking to establish the first-of-its-kind ethanol plant in the State of Georgia. This project will serve Georgia’s agriculture industry as well as America’s energy needs. Our country cannot continue to rely so heavily on foreign oil and renewable energy is critical to achieving energy independence. I am very proud that we have Georgia entrepreneurs helping to lead the way.”
FUEL was founded in 2005 by a small group of farmers and businessmen seeking an economic development project that would enhance the value of Georgia farm products. The company then sought out expertise in various fields related to the production of ethanol. FUEL successfully sought to include bankers, grain procurement experts, railroad executives, oil company executives, and poultry and cattle growers representing thirteen (13) counties in Southwest Georgia. These people funded an extensive feasibility study and provided the seed capital necessary to further explore the possibility of bringing alternative fuel production to Georgia. A year later, through its equity drive, FUEL has attracted hundreds of investors from all of Georgia as well as other states to be a part of this project.
In addition to ethanol, the plant is capable of producing 320,000 tons of dry distillers grains — a co-product of the ethanol process. These distillers grains are a high protein feed, that will enhance livestock, dairy and poultry production in the state. Additionally, the plant can capture 160,000 tons of raw carbon dioxide gas annually that will be converted to dry ice and other products.
PLEASE NOTE: This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company and our expectations relating to the financing, construction and operation of an ethanol production facility in southwest Georgia. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors including those described in the Company’s periodic filings with the Securities and Exchange Commission.